                                                                    Exhibit 12.1

         The following table sets forth the calculation of the Company's ratio of earnings to fixed charges for the periods shown.

                                       ANNALY MORTGAGE MANAGEMENT INC.
                                     RATIO OF EARNINGS TO FIXED CHARGES

                                        For the Year      For the Year      For the Year      February 18,
                                       Ended December    Ended December    Ended December         1997
                                          31, 2000          31, 1999          31, 1998      (commencement of
                                                                                               operations)
                                                                                            through December
                                                                                                31, 1997
Net income                                  16,587            18,139            15,489              4,919

Add: interest expense                       92,902            69,846            75,735             19,677

Earnings as adjusted                       109,489            87,985            91,224             24,596

Fixed charges (interest expense)            92,902            69,846            75,735             19,677

Ratio of earnings to fixed charges           1.18X             1.26X             1.20X              1.25X